Exhibit 3.2
TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE BVI BUSINESS COMPANIES ACT, 2004
FOURTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF
DUOYUAN GLOBAL WATER INC.
A COMPANY LIMITED BY SHARES
SHARES

1	Every Shareholder, shall without payment, be entitled to a certificate signed by a director of the Company or under the Seal with or without the signature of any director or officer of the Company specifying the Share or Shares held and the par value thereof, provided that in respect of Shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all.

2	If a certificate is worn out or lost it may be renewed on production of the worn out certificate, or on satisfactory proof of its loss together with such indemnity as the directors may reasonably require. Any Shareholder receiving a share certificate shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession of such a certificate.

SHARES AND VARIATION OF RIGHTS

3	Subject to the provisions of these Articles, the unissued shares of the Company (whether forming part of the original or any increased authorised Shares) shall be at the disposal of the directors who may offer, allot, grant options over or otherwise dispose of them to such Eligible Persons at such times and for such consideration, being not less than the par value of the Shares being disposed of, and upon such terms and conditions as the directors may by Resolution of Directors determine. Such consideration may take any form acceptable to the directors, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services. Before issuing Shares for a consideration other than money, the directors shall pass a Resolution of Directors stating:
(a)	the amount to be credited for the issue of the Shares;

(b)	their determination of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.
4	Subject to the provisions of the Act and without prejudice to any special rights previously conferred on the holders of any existing Shares or class of Shares, any Share may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise as the directors may from time to time determine.

5	Subject to the provisions of the Act in this regard, Shares may be issued on the terms that they are redeemable, or at the option of the Company be liable to be redeemed on such terms and in such manner as the directors before or at the time of the issue of such Shares may determine.

6	The directors may redeem any Share issued by the Company at a premium.

7	Except as required by the Act, no person shall be recognised by the Company as holding any Share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or any interest in any fractional part of a Share or (except as provided by these Articles or by the Act) any other rights in respect of any Share except any absolute right to the entirety thereof by the registered holder.

TRANSFER OF SHARES

8	Shares shall be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. The instrument of transfer shall also be signed by the transferee if registration as a holder of the shares imposes a liability to the Company on the transferee. The instrument of transfer shall be sent to the Company for registration.

9	If the directors refuse to register a transfer of any Shares, they shall within two months after the date on which the instrument of transfer was lodged with the Company send to each of the transferor and the transferee notice of the refusal.

10	The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register of members closed at such times and for such periods as the directors may, in their absolute discretion, from time to time determine, provided always that such registration shall not be suspended nor the register of members closed for more than 30 days in any year.

11	The Company shall not be required to treat a transferee of a registered Share as a Shareholder until the transferee’s name has been entered in the register of members.

12	Subject to the Memorandum, these Articles and to Section 54(5) of the Act, the Company shall, on receipt of an instrument of transfer, enter the name of the transferee of the Share in the register of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in the Resolution of Directors.

TRANSMISSION OF SHARES

13	Subject to Sections 52(2) and 53 of the Act, the executor or administrator of a deceased Shareholder, the guardian of an incompetent Shareholder or the trustee of a bankrupt Shareholder shall be the only person recognised by the Company as having any title to his Share, save that and only in the event of death, incompetence or bankruptcy of any Shareholder or Shareholders as a consequence of which the Company no longer has any directors or Shareholders, then upon the production of any documentation which is reasonable evidence of the applicant being entitled to:
(a)	a grant of probate of the deceased’s will, or grant of letters of administration of the deceased’s estate, or confirmation of the appointment as executor or administrator (as the case may be), of a deceased Shareholder’s estate; or

(b)	the appointment of a guardian of an incompetent Shareholder; or

(c)	the appointment as trustee of a bankrupt Shareholder; or

(d)	upon production of any other reasonable evidence of the applicant’s beneficial ownership of, or entitlement to the Shares, to the Company’s registered agent in the British Virgin Islands together with (if so requested by the registered agent) a notarised copy of the share certificate(s) of the deceased, incompetent or bankrupt Shareholder, an indemnity in favour of the registered agent and appropriate legal advice in respect of any document issued by a foreign court, then the administrator, executor, guardian or trustee in bankruptcy (as the case may be) notwithstanding that their name has not been entered in the register of members of the Company, may by written resolution of the applicant, endorsed with written approval by the registered agent, be appointed a director of the Company or entered in the register of members as the legal and or beneficial owner of the Shares.

14	The production to the Company of any document which is reasonable evidence of:
(a)	a grant of probate of the will, or grant of letters of administration of the estate, or confirmation of the appointment as executor, of a deceased Shareholder; or

(b)	the appointment of a guardian of an incompetent Shareholder; or

(c)	the trustee of a bankrupt Shareholder; or

(d)	the applicant’s legal and or beneficial ownership of the Shares, shall be accepted by the Company even if the deceased, incompetent Shareholder or bankrupt Shareholder is domiciled outside the British Virgin Islands if the document is issued by a foreign court which had competent jurisdiction in the matter. For the purposes of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

15	Any person becoming entitled by operation of law or otherwise to a Share or Shares in consequence of the death, incompetence or bankruptcy of any Shareholder may be registered as a Shareholder upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a Shareholder shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt Shareholder and the directors shall treat it as such.

16	Any person who has become entitled to a Share or Shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such Share or Shares and such request shall likewise be treated as if it were a transfer.

17	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

ACQUISITION OF OWN SHARES

18	The directors may, on behalf of the Company, subject to a Resolution of Shareholders (including the written consent of all the Shareholders whose shares are to be purchased, redeemed or otherwise acquired), purchase, redeem or otherwise acquire any of the Company’s own Shares for such consideration as they consider fit, and either cancel or hold such shares as Treasury Shares. The directors may dispose of any Shares held as Treasury Shares on such terms and conditions as they may from time to time determine. Shares may be purchased or otherwise acquired in exchange for newly issued Shares.

19	Sections 60 and 61 of the Act shall not apply to the Company.

MORTGAGES AND CHARGES OF SHARES

20	Shareholders may mortgage or charge their Shares.

21	There shall be entered in the register of members at the written request of the Shareholder:
(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.
22	Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:
(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)	upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.
23	Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to Regulation 21:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares, without the written consent of the named mortgagee or chargee.

FORFEITURE

24	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation 24 and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

25	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

26	The written notice of call referred to in Regulation 25 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

27	Where a written notice of call has been issued pursuant to Regulation 26 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

28	The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Regulation 27 and that Shareholder shall be discharged from any further obligation to the Company.

LIEN

29	The Company shall have a first and paramount lien on every Share issued for a promissory note or for any other binding obligation to contribute money or property or any combination thereof to the Company, and the Company shall also have a first and paramount lien on every Share standing registered in the name of a Shareholder, whether singly or jointly with any other person or persons, for all the debts and liabilities of such Shareholder or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Shareholder, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Shareholder or his estate and any other person, whether a Shareholder or not. The Company’s lien on a Share shall extend to all dividends payable thereon. The directors may at any time either generally, or in any particular case, waive any lien that has arisen or declare any Share to be wholly or in part exempt from the provisions of this Regulation 29.

30	In the absence of express provisions regarding sale in the promissory note or other binding obligation to contribute money or property, the Company may sell, in such manner as the directors may by Resolution of Directors determine, any Share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of twenty-one days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the Share.

31	The net proceeds of the sale by the Company of any Shares on which it has a lien shall be applied in or towards payment of discharge of the promissory note or other binding obligation to contribute money or property or any combination thereof in respect of which the lien exists so far as the same is presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the Share prior to the sale) be paid to the holder of the Share immediately before such sale. For giving effect to any such Sale the directors may authorise some person to transfer the Share sold to the purchaser thereof. The purchaser shall be registered as the holder of the Share and he shall not be bound to see to the application of the purchase money, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the sale.

MEETINGS AND CONSENTS OF SHAREHOLDERS

32	The directors of the Company may convene meetings of Shareholders at such times and in such manner and places as the directors consider necessary or desirable, and they shall convene such a meeting upon the written request of Shareholders entitled to exercise at least 30 percent of the voting rights in respect of the matter for which the meeting is requested.

33	The Company may hold an annual general meeting, but shall not (unless required by applicable rules of the New York Stock Exchange, for so long as the Company’s securities are listed or traded on the New York Stock Exchange) be obliged to hold an annual general meeting.

34	Written notice of all meetings of Shareholders, stating the time, place and purposes thereof, shall be given not fewer than 7 days before the date of the proposed meeting to those persons whose names appear as Shareholders in the register of members of the Company on the date of the notice and are entitled to vote at the meeting.

35	The directors may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of a meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

36	Notwithstanding Regulation 34, a meeting of Shareholders held in contravention of the requirement to give notice is valid if the Shareholders holding at least 90 percent of:
(a)	the total voting rights on all the matters to be considered at the meeting; or

(b)	the votes of each class or series of Shares where Shareholders are entitled to vote thereon as a class or series together with an absolute majority of the remaining votes, have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall be deemed to constitute waiver on his part.

37	The inadvertent failure of the directors to give notice of a meeting to a Shareholder, or the fact that a Shareholder has not received notice, shall not invalidate the meeting.

38	Votes may be given either personally or by proxy.

39	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

40	The instrument appointing a proxy shall be in substantially the following form or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy:
[Name of Company]
I/We being a shareholder of the above Company with shares HEREBY APPOINT of or failing him of to be my/our proxy to vote for me/us at the meeting of shareholders to be held on the day of and at any adjournment thereof.
[Any restrictions on voting to be inserted here]

Signed this day of

Shareholder
41	The following shall apply where Shares are jointly owned:
(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners, and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.
42	A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear each other.

43	A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the Shares or class or series of Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. If a quorum be present, notwithstanding the fact that such quorum may be represented by only one person then such person may resolve any matter and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid Resolution of Shareholders.

44	If within one hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the next business day at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum, but otherwise the meeting shall be dissolved.

45	At any meeting of Shareholders, only such business shall be conducted as shall have been brought before such meeting:
(a)	by or at the direction of the Chairman of the Board; or

(b)	by any Shareholder who is a holder of record at the time of the giving of the notice provided for in Regulation 34 who is entitled to vote at the meeting and who complies with the procedures set out in Regulation 46.
46	(a)	For business to be properly brought to the annual meeting of Shareholders by a Shareholder, the Shareholder must have given timely written notice thereof, either by personal delivery or by prepaid registered post to the Secretary of the Company (the “Secretary”) at the principal executive offices of the Company. To be timely, a Shareholder’s notice must be delivered not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting; provided, however, that in the event that the date of the annual meeting changed by more than 30 days from such anniversary date, in order to be timely, notice by the Shareholder must be so received not later than the close of business on the tenth day following the day on which public disclosure is first made of the date of the annual meeting. For the purposes of this Regulation 46, any adjournment(s) or postponement(s) of the original meeting whereby the meeting will reconvene within 30 days from original date shall be deemed, for purposes of notice, to be a continuation of the original meeting and no business may be brought before any reconvened meeting unless such timely notice of such business was given to the Secretary for the meeting as originally scheduled. A Shareholder’s notice to the Secretary shall set out as to each matter that the Shareholder wishes to be brought before the meeting of Shareholders:
(i)	a brief description of the business desired to be brought before the meeting;

(ii)	the name and address of record of the Shareholder proposing such business;

(iii)	the class and number of Shares which are beneficially owned by such Shareholder;

(iv)	any material interest of such Shareholder in such business; and

(v)	if the member intends to solicit proxies in support of such Shareholder’s proposal, a representation to that effect.
(b)	Notwithstanding the foregoing, nothing in this Regulation 46 shall be interpreted or construed to require the inclusion of information about any such proposal in any proxy statement distributed by, at the direction of, or on behalf of, the directors. The chairman of a meeting of Shareholders shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Regulation 46 and, if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. However, the notice requirements set out in this Regulation 46 shall be deemed satisfied by a Shareholder if the Shareholder has notified the Company of his intention to present a proposal at a meeting of Shareholders and such Shareholder’s proposal has been included in a proxy statement that has been distributed by, at the direction of, or on behalf of, the directors to solicit proxies for such meeting; provided that, if such Shareholder does not appear or send a qualified representative, as determined by the chairman of the meeting, to present such proposal at such meeting, the Company need not present such proposal for a vote at such meeting notwithstanding that proxies in respect of such vote may have been received by the Company.
47	At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the chief executive officer shall be the chairman. In the absence of the chief executive officer, such person as shall be selected by the Board shall act as chairman of the meeting.

48	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

49	At any meeting of the Shareholders the chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof. If the chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the chairman shall fail to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall thereupon cause a poll to be taken. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the chairman.

50	Any Eligible Person other than an individual shall be regarded as one Shareholder and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such

Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the Eligible Person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

51	Any Eligible Person other than an individual which is a Shareholder may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Shareholders or of any class of Shareholders, and the person so authorised shall be entitled to exercise the same powers on behalf of the Eligible Person which he represents as that Eligible Person could exercise if it were an individual Shareholder.

52	The chairman of any meeting at which a vote is cast by proxy or on behalf of any Eligible Person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such Eligible Person shall be disregarded.

53	Directors of the Company may attend and speak with Shareholders and at any separate meeting of the holders of any class or series of Shares.

54	Subject to the Memorandum, an action that may be taken by the Shareholders at a meeting of the Shareholders may also be taken by a Resolution of Shareholders consented to in writing or by telex, telegram, cable or other written electronic communication, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders.

DIRECTORS

55	The minimum number of directors shall be five and there shall be no maximum number. Unless otherwise determined by the Company in a meeting of Shareholders and subject to the requirements of the Memorandum, the directors may by a Resolution of Directors, amend this Regulation 55 to change the number of directors. For as long as the securities of the Company are listed or traded on the New York Stock Exchange, the directors shall include such number of Independent Directors as applicable law, rules or regulations of the New York Stock Exchange may require for a foreign private issuer as long as the Company is a foreign private issuer.

56	The continuing directors may act notwithstanding any casual vacancy in their body, so long as there remain in office not less than the prescribed minimum number of directors duly qualified to act, but if the number falls below the prescribed minimum, the remaining directors shall not act except for the purpose of filling such vacancy.

57	The shareholding qualification for directors may be fixed, and from time to time varied, by a Resolution of Shareholders and unless and until so fixed no shareholding qualification shall be required. A director must be an individual.

58	The directors shall receive such remuneration as the Board may from time to time determine. Each director shall be entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the Board or meetings of Shareholders or otherwise in connection with the discharge of his duties as a director.

APPOINTMENT AND RETIREMENT OF DIRECTORS

59	The first director or directors of the Company shall be appointed by the registered agent of the Company. The directors shall hold office until such director’s earlier resignation, removal from office, death or incapacity.

60	Any vacancy on the Board resulting from death, resignation, removal or other cause and any newly created directorship resulting from any increase in the authorised number of directors may be filled either by the affirmative vote of a majority of all the directors then in office (even if less than a quorum) or by a Resolution of Shareholders.

61	A person shall not be appointed as a director of the Company unless he has consented in writing to be a director.

62	If at any meeting of Shareholders at which an election of directors ought to take place, the place of any retiring director is not filled, he shall, if willing, continue in office until the dissolution of the annual meeting of Shareholders in the next year, and so on from year to year until his place is filled, unless it shall be determined at such meeting not to fill such vacancy.

63	The appointment of a director shall take effect upon compliance with the requirements of the Act.

DISQUALIFICATION AND REMOVAL OF DIRECTORS

64	Subject to the provisions of the Act, a director shall cease to hold office as such only:
(a)	if he becomes of unsound mind; or

(b)	if (unless he is not required to hold a share qualification) he has not duly qualified himself within two months of his appointment or if he ceases to hold the required number of shares to qualify him for office; or

(c)	if he is absent from meetings of the directors for six consecutive months without leave of the Board, provided that the directors shall have power to grant any director leave of absence for any or an indefinite period; or

(d)	if he dies; or

(e)	one month or, with the permission of the directors earlier, after he has given notice in writing of his intention to resign; or

(f)	if he shall, pursuant to the provisions of the Act, be disqualified or cease to hold office or be prohibited from acting as director; or

(g)	if he is removed from office by a Resolution of Directors; or

(h)	if he is removed from office for cause by a Resolution of Shareholders. For the purposes hereof, cause means the willful and continuous failure by a director to substantially perform his duties to the Company (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by the director in gross misconduct materially and demonstrably injurious to the Company; or

(i)	if he is removed from office without cause by a resolution of the majority of the Shareholders, being for the purposes of this Regulation 64(i) only, an affirmative vote of the holders of 662/3 percent or more of the outstanding votes of the Shares entitled to vote thereon.
MANAGING DIRECTORS

65	The directors may from time to time and by Resolution of Directors appoint one or more of their number to be a managing director or joint managing director and may, subject to any contract between him or them and the Company, from time to time terminate his or their appointment and appoint another or others in his or their place or places.

66	A director appointed in terms of the provisions of Regulation 65 to the office of managing director of the Company may be paid, in addition to the remuneration payable in terms of Regulation 58, such remuneration not exceeding a reasonable maximum in each year in respect of such office as may be determined by a disinterested quorum of the directors.

67	The Board may from time to time, by Resolution of Directors, entrust to and confer upon a managing director for the time being such of the powers and authorities vested in them as they think fit, save that no managing director shall have any power or authority with respect to the matters requiring a resolution of directors under the Act.

POWER OF DIRECTORS

68	The business of the Company shall be managed by the directors who may exercise all such powers of the Company necessary for managing and for directing and supervising, the business and affairs of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the Shareholders subject to any delegation of such powers as may be authorised by these Articles and permitted by the Act and to such requirements as may be prescribed by a Resolution of Shareholders, but no requirement made by a Resolution of Shareholders shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

69	The directors may, by a Resolution of Directors, appoint any person, including a person who is a director, to be an officer or agent of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles) and for such period and subject to such conditions as the directors think fit. The Resolution of Directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

70	Every officer or agent of the Company has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the Resolution of Directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the matters requiring a resolution of directors under the Act.

71	The directors may authorize the payment of such donations by the Company to such religious, charitable, public or other bodies, clubs, funds or associations or persons as may seem to them advisable in the interests of the Company.

72	The directors may:
(a)	by Resolution of Directors exercise all the powers of the Company to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party; and

(b)	where the Company is a wholly-owned subsidiary, the directors may in exercising their powers or performing their duties, act in a manner which the directors believe is in the best interests of the Company’s holding company even though it may not be in the best interests of the Company.
73	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the directors shall from time to time by Resolution of Directors determine.

PROCEEDINGS OF DIRECTORS

74	The meetings of the Board and any committee thereof shall be held at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.

75	A director shall be deemed to be present at a meeting of directors or any committee thereof if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

76	A director may at any time summon a meeting of the directors. A director shall be given not less than 3 days notice of meetings of directors, but a meeting of directors held without 3 days notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting, have waived notice of the meeting; and for this purpose, the presence of a director at the meeting shall constitute waiver on his part. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, shall not invalidate the meeting.

77	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person not less than 3 directors with at least one who is not an Independent Director. If within one hour from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.

78	At every meeting of the directors the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting the Vice-Chairman of the Board shall preside. If there is no Vice-Chairman of the Board or if the Vice-Chairman of the Board is not present at the meeting the directors present shall choose some one of their number to be chairman of the meeting.

79	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all the directors or all the members of the committee of directors, as the case may be, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more directors.

COMMITTEES

80	The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors.

81	Each committee of directors has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the Resolution of Directors establishing the committee, except that no committee has any of the following powers:
(a)	to amend the Memorandum or these Articles;

(b)	to appoint or remove directors or an agent;

(c)	to approve a plan of merger, consolidation or arrangement;

(d)	to make a declaration of solvency or to approve a liquidation plan; or

(e)	to make a determination that immediately after a proposed Distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.
82	The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee; provided that all acts of committee shall require the unanimous approval of all members of such committee.

83	Without prejudice to the freedom of the directors to establish any other committees, for so long as the securities of the Company are listed or traded on the New York Stock Exchange, it shall establish and maintain an Audit Committee as a committee of the Board, the composition and responsibilities of which shall comply with the applicable law, rules or regulations of the New York Stock Exchange, as amended from time to time. The Audit Committee shall have at least three members, comprised solely of Independent Directors or such other directors as allowed from time to time under applicable laws and rules.

84	The Company shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis. The charter shall specify the responsibilities of the Audit Committee which shall include responsibility for, among other things, ensuring its receipt from the outside auditors of the Company of a formal written statement delineating all relationships between the auditor and the Company, and the Audit Committee’s responsibility for actively engaging in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor take appropriate action to oversee the independence of the outside auditor. In addition, the Audit Committee is responsible for reviewing potential conflict of interest situations and approving all Related Party Transactions.

85	Without prejudice to the freedom of the directors to establish any other committees, the Board may establish a Stock Option Committee to administer the company’s stock option plans, including authority to make and modify awards under such plans. For so long as the securities of the Company are listed or traded on the New York Stock Exchange, the Stock Option Committee shall have at least two Independent Directors. The Stock Option Committee will administer the Company’s stock option plans, including the authority to make and modify awards under such plans.

86	Without prejudice to the freedom of the directors to establish any other committees, the Board may establish a Nominating Committee to assist the Board in identifying qualified individuals to become members of the Board. For so long as the securities of the Company are listed or traded on the New York Stock Exchange, the Nominating Committee shall have at least three members, who are Independent Directors.

OFFICERS

87	The Company may by Resolution of Directors appoint officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of a Chief Executive Officer or one or more Joint Chief Executive Officers, a Chairman of the Board, a Vice-Chairman of the Board, a President or one or more Joint Presidents, a Chief Operating Officer and one or more Vice-Presidents, Secretaries and Treasurers and such other holders of any other executive office in the Company or officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

88	The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors or Resolution of Shareholders. In the absence of any specific allocation of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of directors and Shareholders, the Vice-Chairman to act in the absence of the Chairman, the President to manage the day to day affairs of the Company, the Vice-Presidents to act in order of seniority in the absence of the President but otherwise to perform such duties as may be delegated to them by the President, the Secretaries to maintain the register of members, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

89	The emoluments of all officers shall be fixed by Resolution of Directors.

90	The officers of the Company shall hold office until their successors are duly elected and appointed, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

CONFLICT OF INTERESTS

91	For so long the securities of the Company are listed or traded on the New York Stock Exchange, the Company shall conduct an appropriate review of all material Related Party Transactions on an ongoing basis and shall utilize the Audit Committee for the review and approval of potential conflicts of interest situations.

INDEMNITY

92	Subject to the provisions of the Act and limitations hereinafter provided, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:
(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or officer of the Company; or

(b)	is or was, at the request of the Company, serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.
93	The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The Company shall not indemnify a person who has not so acted, and any indemnity given to such a person is void and of no effect.

94	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

95	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

96	Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Company in accordance with this Article.

97	Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the Company in accordance with this Article and upon such other terms and conditions, if any, as the Company deems appropriate.

98	The indemnification and advancement of expenses provided by, or granted pursuant to, this Article is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director or an officer of the Company.

99	If a person to be indemnified has been successful in defence of any proceedings referred to above, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

100	The Company may purchase and maintain insurance in relation to any person who is or was a director or an officer of the Company, or who at the request of the Company is or was serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

SEAL

101	The directors shall provide for the safe custody of the Seal. The Seal when affixed to any instrument except as provided in Regulation 1, shall be witnessed by a director or officer of the Company or any other person so authorised from time to time by the directors. The directors may provide for a facsimile of the Seal and approve the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal has been affixed to such instrument and the same had been signed as hereinbefore described.

DISTRIBUTIONS

102	Subject to the provisions of the Act, the directors of a Company may, by Resolution of Directors, authorise a Distribution by the Company at a time, and of an amount, and to any Shareholders they think fit if they are satisfied, on reasonable grounds, that the Company will, immediately after the Distribution, satisfy the solvency test as stipulated in Section 56 of the Act.

103	Subject to the rights of the holders of Shares entitled to special rights as to Distributions, all Distributions shall be declared and paid according to the par value of the Shares in issue, excluding those Shares which are held by the Company as Treasury Shares at the date of declaration of the Distribution.

104	The directors may, before recommending any Distribution, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at their discretion, either be employed in the business of the Company or be invested in such investments as the directors may from time to time think fit.

105	If several persons are registered as joint holders of any Share, any of them may give effectual receipt for any Distribution payable on or in respect of the Share.

106	Notice of any Distribution that may have been declared shall be given to each Shareholder in manner hereinafter mentioned and all Distributions unclaimed for three years after having been declared may be forfeited by the directors for the benefit of the Company.

107	No Distribution shall bear interest against the Company.

COMPANY RECORDS

108	The Company shall keep records that:
(a)	are sufficient to show and explain the Company’s transactions; and

(b)	will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.
109	The Company shall keep:
(a)	minutes of all meetings of:
(i)	directors,

(ii)	Shareholders,

(iii)	committees of directors, and

(iv)	committees of Shareholders;
(b)	copies of all resolutions consented to by:
(i)	directors,

(i)	Shareholders,

(ii)	committees of directors, and

(iii)	committees of Shareholders;
(c)	an imprint of the Seal at the registered office of the Company.
110	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:
(a)	minutes of meetings and Resolutions of Shareholders and of classes of Shareholders maintained in accordance with Regulation 109; and

(b)	minutes of meetings and Resolutions of Directors and committees of directors maintained in accordance with Regulation 109.
111	The Company shall keep the following documents at the office of its registered agent:
(a)	the Memorandum and Articles;

(b)	the register of members maintained in accordance with Regulation 114 or a copy of the register of members;

(c)	the register of directors maintained in accordance with Regulation 113 or a copy of the register of directors;

(d)	copies of all notices and other documents filed by the Company in the previous ten years; and

(e)	a copy of the register of charges kept by the Company pursuant to Section 162(1) of the Act.
112	(a) Where the Company keeps a copy of the register of members or the register of directors at the office of its registered agent, it shall:
(i)	within 15 days of any change in the register, notify the registered agent, in writing, of the change; and

(ii)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.
(b)	Where the place at which the original register of members or the original register of directors is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.
113	The Company shall keep a register to be known as a register of directors containing the names and addresses of the persons who are directors of the Company, the date on which each person whose name is entered in the register was appointed as a director of the Company, the date on which each person named as a director ceased to be a director of the Company, and such other information as may be prescribed.

114	The Company shall maintain an accurate and complete register of members showing the full names and addresses of all persons holding Shares, the number of each class and series of Shares held by such person, the date on which the name of each Shareholder was entered in the register of members and where applicable, the date such Shareholder ceased to hold any Shares.

115	The records, documents and registers required by Regulations 108 to 114 inclusive shall be open to the inspection of the directors at all times.

116	The directors shall from time to time determine whether and to what extent and at what times and places and under what conditions the records, documents and registers of the

Company or any of them shall be open to the inspection of Shareholders not being directors, and no Shareholder (not being a director) shall have any right of inspecting any records, documents or registers of the Company except as conferred by the Act or authorised by Resolution of the Directors.

ACCOUNTS AND AUDIT

117	The directors shall cause to be prepared periodically a profit and loss account and a balance sheet of the Company. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

118	The Company’s accounts shall be audited by an independent auditor at least once every year.

119	The independent auditor shall be appointed by the Audit Committee and shall hold office until the Audit Committee appoint another independent auditor.

120	The remuneration of the auditor shall be fixed by the Audit Committee.

121	The auditor shall examine each profit and loss account and balance sheet required to be served on every Shareholder or laid before a meeting of the Shareholders and shall state in a written report whether or not:
(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.
122	The report of the auditor shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be served on the Shareholders.

123	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

NOTICES

124	Any notice, information or written statement required to be given by the Company to the Shareholders may be served in any way by which it can reasonably be expected to reach each Shareholder or by mail addressed to each Shareholder at the address shown in the register of members.

125	All notices directed to be given to the Shareholders shall, with respect to any Shares to which persons are jointly entitled, be given to whichever of such persons is named first in the register of members, and notice so given shall be sufficient notice to all the holders of such Shares.

126	Any notice, if served by post, shall be deemed to have been served within ten days of posting, and in proving such service it shall be sufficient to prove that the letter containing the notice was properly addressed and mailed with the postage prepaid.

127	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

128	Service of any summons, notice, circlet, document, process, information of written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

PENSION AND SUPERANNUATION FUND

129	The directors may establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time directors or officers of the Company or of any such other company as aforesaid or who hold or held any salaried employment or office in the Company or such other company, or any persons in whose welfare the Company or any such other company as aforesaid is, or has been at any time, interested, and to the wives, widows, families and dependents of any such persons, and make payments for or towards the insurance of such persons as aforesaid, and may do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid. A director holding any such employment or office shall be entitled to participate in and retain for his own benefit any such donation, gratuity, pension, allowance or emolument.

WINDING UP

130	The Company may be voluntarily liquidated under Part XII of the Act if it has no liabilities and it is able to pay its debts as they become due. If the Company shall be wound up, the liquidator may, in accordance with a Resolution of Shareholders, divide amongst the Shareholders in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any such property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributors as the liquidator shall think fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

CONTINUATION

131	The Company may by Resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

DISPOSITION OF ASSETS

132	Notwithstanding section 175 of the Act, the directors may sell, transfer, lease, exchange or otherwise dispose of the assets of the Company without the sale, transfer, lease, exchange or other disposition being authorised by a Resolution of Shareholders.
FINANCIAL YEAR
133	The financial year of the Company shall be prescribed by the Board and may, from time to time, be changed by it.
We, OFFSHORE INCORPORATIONS LIMITED of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association the 21st day of June, 2007.
Incorporator

(Sd.) TYNES, Richard Reese
(Sd.) TYNES, Richard Reese
Authorised Signatory
OFFSHORE INCORPORATIONS LIMITED